Exhibit 99.1

Investor Relations

ir@newmediainv.com

(212) 479-3160

New Media Completes Acquisition of Stephens Media, LLC

NEW YORK, N.Y. March 18, 2015 – New Media Investment Group Inc. (“New Media” or the “Company”, NYSE:NEWM) announced today that it has completed the previously announced acquisition of substantially all of the assets of Stephens Media, LLC (“Stephens Media”) for $102.5 million in cash, subject to working capital adjustments. New Media funded the acquisition with cash on the balance sheet and available capacity under its credit facility.

Stephens Media is a leading newspaper publisher operating eight daily newspapers, over 65 weekly and niche publications, and more than 50 websites serving communities throughout the United States. The assets have a combined average daily circulation of approximately 221,000 and 244,000 on Sunday.

About New Media Investment Group Inc.

New Media is focused primarily on investing in a high quality, diversified portfolio of local media assets, and on growing existing advertising and digital marketing businesses. The Company is one of the largest publishers of locally based print and online media in the United States as measured by the number of daily publications. Including the acquisition of Stephens Media, the Company operates in over 415 markets across 32 states. Including the acquisition of Stephens Media, New Media’s portfolio of products which include over 490 community publications, over 415 related websites, and six yellow page directories, serve more than 175,000 business advertising accounts and reach over 19 million people on a weekly basis.

For more information regarding New Media and to be added to our email distribution list, please visit

www.newmediainv.com.

Source: New Media Investment Group Inc.